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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Shareholders and Board of Directors of Ferro Corporation:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529, and 333-108179) on Form
S-8 and in the Registration Statements (File Nos. 33-51284, 33-63855 and 333-84322) on Form S-3 of Ferro Corporation of our report dated March 31, 2006, relating to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Ferro Corporation.

Our report dated March 31, 2006 contains an explanatory paragraph that states that the Company faces certain liquidity uncertainties, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

Our report dated March 31, 2006, states that the 2003 consolidated financial statements have been restated; effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirements Obligations, and effective January 1, 2002, the Company adopted the provisions of the Financial Accounting Standards Board's Emerging Issues Task Force No. 04-06, Accounting for Stripping Costs Incurred During Production in the Mining Industry.

Our report dated March 31, 2006, on Internal Control over Financial Reporting expresses our opinion that Ferro Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses described below on the achievement of the objectives of the control criteria. In addition, our report contains explanatory paragraphs that state that management identified and included in management's assessment material weaknesses relating to: Inadequately trained and insufficient numbers of accounting personnel coupled with insufficient accounting policies and procedures; non-adherence to policies and procedures associated with the financial statement reporting process; failure to consistently reconcile and perform timely reviews of accounting reconciliations, data files and journal entries; failure to properly identify and ensure receipt of agreements for review by accounting personnel, and failure to consistently review the calculations and accounting for amounts due to employees under various compensation plans.

/s/ KPMG LLP
KPMG LLP
Cleveland, Ohio
March 31, 2006